Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No.:  333-130373

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued.  Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you.  You may withdraw your indication of interest at any time prior to the notice of allocation.  The issuer is not obligated to issue such security or any similar security and the underwriter’s obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer.  You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  You are advised that securities may not be issued that have the characteristics described in these materials.  The underwriter’s obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS

Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or

(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or

(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded.  Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class P, Class B-4, Class B-5 and Class B-6 Certificates.  Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Initial Certificate Principal Balance or Notional Amount (1)	Approximate Initial Pass Through Rate	Principal Types	Interest Types	Initial Rating of Offered Certificates (2)
					S&P	Moody’s
Class 1-A-1	$39,104,000	(3)	Super Senior/Sequential	Floating Rate	AAA	Aaa
Class 1-A-2	(4)	(5)	Senior/Notional Amount/Interest Only	Inverse Floating Rate	AAA	Aaa
Class 1-A-3	$39,104,000	5.750%	Super Senior/Sequential	Fixed Rate	AAA	Aaa
Class 1-A-4	$950,000	5.750%	Senior/Sequential	Fixed Rate	AAA	Aaa
Class 1-A-5	$15,000,000	5.750%	Senior/Lockout	Fixed Rate	AAA	Aaa
Class 1-A-6 (6)	$4,789,000	5.750%	Senior Support/Lockout	Fixed Rate	AAA	Aa1
Class 2-A-1	$20,000,000	6.500%	Senior/Pass-Through	Fixed Rate	AAA	Aaa
Class 2-A-2	$30,784,000	6.000%	Senior/Sequential	Fixed Rate	AAA	Aaa
Class 2-A-3	$1,000,000	6.000%	Senior/Sequential	Fixed Rate	AAA	Aaa
Class 2-A-4	$38,274,000	(7)	Super Senior/Pass-Through	Floating Rate	AAA	Aaa
Class 2-A-5	(8)	(9)	Senior/Notional Amount/Interest Only	Inverse Floating Rate	AAA	Aaa
Class 2-A-6	$7,946,000	6.000%	Senior/Lockout	Fixed Rate	AAA	Aaa
Class 2-A-7 (10)	$39,730,000	6.000%	Senior/Pass-Through/ Exchangeable	Fixed Rate	AAA	Aaa
Class 2-A-8 (10)	$39,730,000	7.000%	Senior/Pass-Through/ Exchangeable	Fixed Rate	AAA	Aaa
Class 2-A-9 (10)	$79,460,000	6.500%	Senior/Pass-Through/ Exchangeable	Fixed Rate	AAA	Aaa
Class 2-A-10 (10)	$39,730,000	(11)	Senior/ Exchangeable/Pass-Through	Floating Rate	AAA	Aaa
Class 2-A-11 (10)	(12)	(13)	Senior/Exchangeable/Notional Amount/Interest Only	Inverse Floating Rate	AAA	Aaa
Class 2-A-12 (10)	$39,730,000	(14)	Senior/Exchangeable/Pass-Through	Floating Rate	AAA	Aaa
Class 2-A-13 (10)	(15)	(16)	Senior/Exchangeable/Notional Amount/Interest Only	Inverse Floating Rate	AAA	Aaa
Class 2-A-14	$1,456,000	(17)	Senior Support/Pass-Through	Floating Rate	AAA	Aaa
Class 2-A-15 (10)	$39,730,000	(18)	Senior/Exchangeable/Sequential	Floating Rate	AAA	Aaa
Class 3-A-1	$69,532,000	6.000%	Super Senior/Pass-Through	Fixed Rate	AAA	Aaa
Class 3-A-2	$2,643,000	6.000%	Senior Support/Pass-Through	Fixed Rate	AAA	Aa1
Class A-LR	$50	6.000%	Senior/Residual	Fixed Rate	AAA	Aaa
Class A-UR	$50	6.000%	Senior/Residual	Fixed Rate	AAA	Aaa
Class 15-PO	$403,746	(19)	Senior/Ratio Strip	Principal Only	AAA	Aaa
Class 30-PO	$1,417,352	(19)	Senior/Ratio Strip	Principal Only	AAA	Aaa
Class 15-A-X	(20)	6.000%	Notional Amount	Fixed Rate/ Interest Only	AAA	Aaa
Class 30-A-X	(21)	6.500%	Notional Amount	Fixed Rate/ Interest Only	AAA	Aaa
Class B-1	$4,531,000	(22)	Subordinate	Variable Rate	AA	NR
Class B-2	$2,265,000	(22)	Subordinate	Variable Rate	A	NR
Class B-3	$1,415,000	(22)	Subordinate	Variable Rate	BBB	NR

(1)

Approximate, subject to adjustment as described in the prospectus supplement.

(2)

A description of the ratings of the offered certificates is set forth under the heading “Ratings” in the prospectus supplement.

(3)

Interest will accrue on the Class 1-A-1 certificates at a per annum rate equal to (i) LIBOR plus (ii) 0.600%, subject to a maximum rate of 5.750% per annum and a minimum rate of 0.600% per annum.   The per annum pass-through rate of the Class 1-A-1 certificates for the first interest accrual period is expected to be approximately 5.920%.  On or prior to November 2010, any payments on the Class 1-A-1 certificates in excess of 5.750% (with a maximum rate equal to 9.500% per annum)  will be payable solely from the Class 1-A-1 Cap Agreement, thereafter, the maximum per annum rate will be 5.750%.

(4)

The Class 1-A-2 certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 1-A-2 notional amount (initially approximately $39,104,000), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

(5)

Interest will accrue on the Class 1-A-2 certificates at a per annum rate equal to (i) 5.150% minus (ii) LIBOR, subject to a maximum rate of 5.150% per annum and a minimum rate of 0.000% per annum.  The per annum pass-through rate on the Class 1-A-2 certificates for the first interest accrual period is expected to be approximately 0.000%.

(6)

The Class 1-A-6 certificates will be deemed for purposes of the distribution of interest and principal and the allocation of losses to consist of two components as described under “Components” in the table above.  The components are not severable.

(7)

Interest will accrue on the Class 2-A-4 certificates at a per annum rate equal to (i) LIBOR plus (ii) 0.370%, subject to a maximum rate of 7.000% per annum and a minimum rate of 0.370% per annum.  The per annum pass-through rate on the Class 2-A-4 certificates for the first interest accrual period is expected to be approximately 5.690%.

(8)

The Class 2-A-5 certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 2-A-5 notional amount (initially approximately $39,730,000), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

(9)

Interest will accrue on the Class 2-A-5 certificates at a per annum rate equal to (i) 6.630% minus (ii) LIBOR, subject to a maximum rate of 6.630% per annum and a minimum rate of 0.000% per annum.  The per annum pass-through rate on the Class 2-A-5 certificates for the first interest accrual period is expected to be approximately 1.310%.

(10)

Each of these classes of certificates are exchangeable, together with certain other of these classes of certificates, for certain other classes of offered certificates in the combinations identified in Exhibit B to the prospectus supplement.  See “Description of the Offered Certificates − Exchangeable Certificates” in the prospectus supplement.

(11)

Interest will accrue on the Class 2-A-10 certificates at a per annum rate equal to (i) LIBOR plus (ii) 0.350%, subject to a maximum rate of 7.000% per annum and a minimum rate of 0.350% per annum.  The per annum pass-through rate on the Class 2-A-10 certificates for the first interest accrual period is expected to be approximately 5.670%.

(12)

The Class 2-A-11 certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 2-A-11 notional amount (initially approximately $39,730,000), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

(13)

Interest will accrue on the Class 2-A-11 certificates at a per annum rate equal to (i) 6.650% minus (ii) LIBOR, subject to a maximum rate of 6.650% per annum and a minimum rate of 0.000% per annum.  The per annum pass-through rate on the Class 2-A-11 certificates for the first interest accrual period is expected to be approximately 1.330%.

(14)

Interest will accrue on the Class 2-A-12 certificates at a per annum rate equal to (i) LIBOR plus (ii) 0.400%, subject to a maximum rate of 7.000% per annum and a minimum rate of 0.400% per annum.  The per annum pass-through rate on the Class 2-A-12 certificates for the first interest accrual period is expected to be approximately 5.720%.

(15)

The Class 2-A-13 certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 2-A-13 notional amount (initially approximately $39,730,000), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

(16)

Interest will accrue on the Class 2-A-13 certificates at a per annum rate equal to (i) 6.600% minus (ii) LIBOR, subject to a maximum rate of 6.600% per annum and a minimum rate of 0.000% per annum.  The per annum pass-through rate on the Class 2-A-13 certificates for the first interest accrual period is expected to be approximately 1.280%.

(17)

Interest will accrue on the Class 2-A-14 certificates at a per annum rate equal to (i) LIBOR plus (ii) 0.370%, subject to a maximum rate of 7.000% per annum and a minimum rate of 0.370% per annum.  The per annum pass-through rate on the Class 2-A-14 certificates for the first interest accrual period is expected to be approximately 5.690%.

(18)

Interest will accrue on the Class 2-A-15 certificates at a per annum rate equal to (i) LIBOR plus (ii) 0.370%, subject to a maximum rate of 7.000% per annum and a minimum rate of 0.370% per annum.  The per annum pass-through rate on the Class 2-A-15 certificates for the first interest accrual period is expected to be approximately 5.690%.

(19)

The Class 15-PO and Class 30-PO certificates are principal only certificates and will not be entitled to distributions in respect of interest.

(20)

The Class 15-A-X certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 15-A-X notional amount (initially approximately $4,005,625), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

(21)

The Class 30-A-X certificates are interest only certificates, will not be entitled to distributions in respect of principal and will bear interest on the Class 30-A-X notional amount (initially approximately $4,448,662), as described under “Description of the Offered Certificates—Interest” in the prospectus supplement.

(22)

Interest will accrue on the Class B-1, Class B-2 and Class B-3 certificates at a per annum rate equal to the weighted average of (i) 5.750% for the loans, or portions thereof, contributing to collateral group 1, (ii) 6.500% for the loans, or portions thereof, contributing to collateral group 2 and (iii) 6.000% for the loans in collateral group 3, weighted on the basis of the portion of the aggregate principal balance of the Class B-1, Class B-2 and Class B-3 certificates attributable to each such collateral group.  The per annum pass-through rate on the Class B-1, Class B-2, and Class B-3 certificates for the first interest accrual period will be approximately 6.094%.

The Offered Certificates will also have the following characteristics:

Class	Record Date (1)	Delay/ Accrual Period (2)	Interest Accrual Convention	Final Scheduled Distribution Date (3)	Expected Final Distribution Date (4)	Minimum Denominations	Incremental Denominations	CUSIP Number
Class 1-A-1	DD	0	30/360	October 2036	November 2010	$ 25,000.00	$1	55275SAA8
Class 1-A-2	DD	0	30/360	October 2036	November 2010	$100,000.00	$1	55275SAB6
Class 1-A-3	CM	24	30/360	October 2036	November 2013	$ 25,000.00	$1	55275SAC4
Class 1-A-4	CM	24	30/360	October 2036	April 2014	$ 25,000.00	$1	55275SAD2
Class 1-A-5	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAE0
Class 1-A-6	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAF7
Class 2-A-1	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAG5
Class 2-A-2	CM	24	30/360	October 2036	June 2013	$ 25,000.00	$1	55275SAH3
Class 2-A-3	CM	24	30/360	October 2036	July 2014	$ 25,000.00	$1	55275SAJ9
Class 2-A-4	DD	0	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAK6
Class 2-A-5	DD	0	30/360	October 2036	July 2016	$100,000.00	$1	55275SAL4
Class 2-A-6	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAM2
Class 2-A-7	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAN0
Class 2-A-8	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAP5
Class 2-A-9	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAQ3
Class 2-A-10	DD	0	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SBG4
Class 2-A-11	DD	0	30/360	October 2036	July 2016	$100,000.00	$1	55275SBH2
Class 2-A-12	DD	0	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SBJ8
Class 2-A-13	DD	0	30/360	October 2036	July 2016	$100,000.00	$1	55275SBK5
Class 2-A-14	DD	0	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SBL3
Class 2-A-15	DD	0	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SBM1
Class 3-A-1	CM	24	30/360	November 2021	July 2016	$ 25,000.00	$1	55275SAR1
Class 3-A-2	CM	24	30/360	November 2021	July 2016	$ 25,000.00	$1	55275SAS9
Class A-LR			30/360	October 2036	February 2007	$ 50.00	NA	55275SAT7
Class A-UR			30/360	October 2036	February 2007	$ 50.00	NA	55275SAU4
Class 15-PO	CM	24	30/360	November 2021	July 2016	$ 25,000.00	$1	55275SAV2
Class 30-PO	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAW0
Class 15-A-X	CM	24	30/360	November 2021	July 2016	$100,000.00	$1	55275SAX8
Class 30-A-X	CM	24	30/360	October 2036	July 2016	$100,000.00	$1	55275SAY6
Class B-1	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SAZ3
Class B-2	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SBA7
Class B-3	CM	24	30/360	October 2036	July 2016	$ 25,000.00	$1	55275SBB5

(1)

DD = For any distribution date, the close of business on the business day immediately prior to that distribution date.  CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2)

0 day = the period from and including the Distribution Date of the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, February 25, 2007) to and including the day preceding such Distribution Date.  24 = For any Distribution Date, the period from and including the first day of the calendar month immediately preceding the month in which such Distribution Date occurs, commencing January 1, 2007 to and including the last day of that month.  Each Interest Accrual Period will be treated as being a 30-day period of a 360-day year.

(3)

These dates represent the distribution dates occurring in the month following the maturity date of the latest maturing loan in the related collateral group or groups, as applicable.

(4)

The expected final distribution date for each class of offered certificates is based upon (i) 100% of the related PPC, and with respect to the subordinate certificates, 100% of the PPC related to each group (as defined in “Prepayment and Yield Considerations—Modeling Assumptions” in the prospectus supplement), (ii) the modeling assumptions used in the prospectus supplement (except as set forth in (iii) below), as described under “Prepayment and Yield Considerations—Modeling Assumptions” and (iii) assuming the optional termination of the mortgage loans is exercised at the earliest possible distribution date, as described in the prospectus supplement under “The Pooling and Servicing Agreement—Optional Termination; Auction Sale.”